Registration Statement No. 333-192356

Registration Statement No. 333-134508

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-192356

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-134508

GENTIVA HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4335801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339-3314

(770) 951-6450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph L. Landenwich, Esq.

Co-General Counsel and Corporate Secretary

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

(502) 596-7300

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (the “Registration Statements”) of Gentiva Health Services, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-192356, filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2013, pertaining to the registration of 4,812,407 shares of common stock, par value $0.10 per share, of the Registrant (“Registrant Common Stock”); and

•	Registration Statement No. 333-134508, filed with the Commission on May 26, 2006, pertaining to the registration of 3,194,137 shares of Registrant Common Stock.

On October 9, 2014, the Registrant entered into an Agreement and Plan of Merger, as it may be amended from time to time, by and among the Registrant, Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), and Kindred Healthcare Development 2, Inc., a Delaware corporation (“Merger Sub”) (the “Merger Agreement”). Pursuant to the Merger Agreement, on February 2, 2015, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming the wholly owned subsidiary of Kindred (the “Merger”).

In connection with the consummation of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 2nd day of February, 2015.

Gentiva Health Services, Inc.

By:	/s/ Benjamin A. Breier
Benjamin A. Breier
President and Chief Operating Officer
(Principal Executive Officer)

By:	/s/ John J. Lucchese
John J. Lucchese
Senior Vice President and Chief Accounting Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Benjamin A. Breier	President and Chief Operating Officer (Principal Executive Officer)	February 2, 2015
Benjamin A. Breier

By:	/s/ John J. Lucchese John J. Lucchese	Senior Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	February 2, 2015

By:	/s/ Joseph L. Landenwich	Director	February 2, 2015
Joseph L. Landenwich

By:	/s/ Stephen Cunanan	Director	February 2, 2015
Stephen Cunanan

By:	/s/ Douglas L. Curnutte	Director	February 2, 2015
Douglas L. Curnutte